Exhibit 10.1
READY MIX, INC.
OFFICER/DIRECTOR INDEMNIFICATION AGREEMENT
     THIS AGREEMENT (“Agreement”) is entered into and effective this ___ day of                                         , 2007 (“Effective Date”), by and between Ready Mix, Inc., a Nevada corporation (“Corporation”), and                                          (the “Indemnified Party”).
     WHEREAS, the Board of Directors of the Corporation has determined that it is in the best interest of the Corporation and its shareholders to agree to indemnify the Indemnified Party (who is a director and/or officer of the Corporation) from and against certain liabilities for actions taken by him during the performance of his tasks for the Corporation.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, the Indemnified Party, if the Indemnified Party was or is made or is threatened to be made a party or a witness or is otherwise involved in any action, suit, arbitration, alternative dispute resolution mechanism or proceeding, whether civil, criminal, administrative or investigative (any of the foregoing being referred to as a “Proceeding”), by reason of the fact that the Indemnified Party, or a person for whom the Indemnified Party is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent (a director, officer, employee or agent is referred to as an “Indemnified Position”) of another corporate entity or of a partnership, joint venture, trust, limited liability company enterprise or any other type of entity (an “Other Entity”), including service with respect to employee benefit plans, against all claims, demands, debts, duties, liabilities, judgments, fines and amounts paid in settlement and expenses (including attorneys’ fees and expenses) actually and reasonably incurred by the Indemnified Party in connection with the investigation, defense, negotiation and settlement of any such Proceeding (including an action by or in the right of the Corporation) to which the Indemnified Party is or becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnified Party is in an Indemnified Position with the Corporation or of any Other Entity. Nothwithstanding the foregoing, no change in Nevada law shall have the effect of reducing the benefits available to the Indemnified Party hereunder based on Nevada law as in effect on the Effective Date. For the avoidance of doubt, this Agreement shall apply to the entire period of the Indemnified Party’s service in an Indemnified Position, including, without limitation, the Indemnified Party’s service as a director of the Company prior to the Effective Date.
     2. Limitations on Indemnity. No indemnity pursuant to this Agreement shall be made by the Corporation:

(a)	For the amount of such losses for which the Indemnified Party is indemnified pursuant to any insurance purchased and maintained by the Corporation; or

(b)	If the Indemnified Party is liable pursuant to NRS 78.138; or

(c)	On account of any suit in which judgment is rendered against the Indemnified Party for an accounting of profits made (i) for an improper personal profit without full and fair disclosure to the Corporation of all material conflicts of interest and not approved thereof by a majority of the disinterested members of the Board of Directors of the Corporation; or (ii) from the purchase or sale by the Indemnified Party of securities of the Corporation pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local law; or

(d)	If it is established by clear and convincing evidence that the Indemnified Party did not act in good faith and in a manner in which the Indemnified Party reasonably believed to be in or not opposed to the best interests of the Corporation or the Other Entity, as the case may be, and, with respect to any criminal action or Proceeding, in which the Indemnified Party had no reasonable cause to believe the Indemnified Party’s conduct was unlawful; or

(e)	If a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or

(f)	In connection with a Proceeding (or part thereof) commenced by the Indemnified Party if the commencement of the Proceeding (or part thereof) by the Indemnified Person was not authorized by the Board of Directors of the Corporation.
     The termination of any action, suit or Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or Proceeding, he had reasonable cause to believe that his conduct was unlawful.
     3. Court-Ordered Indemnification. Nothwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of the Indemnified Party and such notice as the court shall require, may order indemnification if it determines that the Indemnified Party is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Indemnified Party (i) has met the standards of conduct set forth under Nevada law or (ii) has been adjudged liable for receipt of an improper personal benefit under Nevada law, in which case the court may order such indemnification as the court shall deem proper.
     4. Continuation of Indemnity. All obligations of the Corporation contained in this Agreement shall continue during the period the Indemnified Party is in an Indemnified Position and thereafter so long as the Indemnified Party shall be subject to any possible claim or threatened, pending or completed Proceeding, by reason of the fact that the Indemnified Party was in an Indemnified Position for the Corporation or any Other Entity.
     5. Notification and Defense of Claim. Promptly after receipt by the Indemnified Party of notice of any claim or any threatened, pending or completed Proceeding, in which the Indemnified Party has a right to indemnification hereunder, the Indemnified Party will notify the Corporation of the commencement thereof; provided, however, that the failure to give any such notice shall not disqualify the Indemnified Party from the right, or otherwise affect in any manner any right of the Indemnified Party, to indemnification or the advance of expenses under this Agreement unless the Corporation’s ability to defend in such claim or action or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Corporation is thereby actually so prejudiced. With respect to any such Proceeding as to which the Indemnified Party notifies the Corporation of the commencement thereof:
(a)	The Corporation will be entitled to participate therein at its own expense; and

(b)	Except as otherwise provided below, to the extent that it may wish, the Corporation jointly with any other indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the Corporation to the Indemnified Party of its election to assume the defense thereof, the Corporation will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. The Indemnified Party shall have the right to employ counsel in such Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnified Party , unless (i) the employment of counsel by the Indemnified Party has been authorized by the Corporation, (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Corporation and the Indemnified Party in the conduct of the defense of such action, (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Corporation, or (iv) unless the Indemnified Party reasonably and in good faith asserts defenses and theories of defense not asserted by the Corporation. The Corporation shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Corporation or as to which the Indemnified Party shall have made the conclusion provided for in (ii) or (iv) above.

(c)	The Corporation shall not be liable to indemnify the Indemnified Party under this Agreement for any amounts paid in settlement of any action or claim effected without the Corporation’s written consent. The Corporation shall not settle any action or claim without the Indemnified Party’s written consent, unless the settlement includes a full release of the Indemnified Party from all liability in respect of such action or claim. Neither the Corporation or the Indemnified Party will unreasonably withhold their consent to any proposed settlement.
     6. Payment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by the Indemnified Party in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Party to repay all amounts advanced if it should be ultimately determined that the Indemnified Party is not entitled to be indemnified under this Agreement or otherwise.
     7. Enforcement.
(a)	The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on the Corporation hereby in order to induce the Indemnified Party to serve in an Indemnified Position for the Corporation or an Other Entity, and acknowledges that the Indemnified Party is relying upon this Agreement as part of the consideration for so acting.

(b)	In the event the Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, the Corporation shall reimburse the Indemnified Party for all of the Indemnified Party’s reasonable attorneys’ and other fees and expenses in bringing and pursuing such action.

(c)	If a claim for indemnification or advancement of expenses under this Agreement is not paid in full within 10 days after a written claim therefor by the Indemnified Party has been received by the Corporation, the Indemnified Party may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Party is not entitled to the requested indemnification or advancement of expenses under applicable law.

(d)	The Corporation’s obligation, if any, to indemnify or to advance expenses to the Indemnified Party who was or is serving at its request as in an Indemnified Position for an Other Entity shall be reduced by any amount such Indemnified Party may collect as indemnification or advancement of expenses from such Other Entity.
     8. Severability. Each of the provisions of this Agreement is a separate and distinct provision and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

     9. Governing Law; Binding Effect; Amendment and Termination.
(a)	This Agreement shall be interpreted and enforced in accordance with the laws of the State of Nevada.

(b)	This Agreement shall be binding upon the Indemnified Party and upon the Corporation, its successors and assigns, and shall inure to the benefit of the Indemnified Party, the Indemnified Party’s heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns. The Corporation shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or a substantial part, of the business and/or assets of the Corporation, by written agreement in form and substance satisfactory to the Indemnified Party, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(c)	No amendment, modification, termination or change of this Agreement shall be effective unless it is signed by both parties hereto. Any amendment, modification, termination or change of this Agreement shall not adversely affect any right or protection hereunder of any Indemnified Party in respect of any act or omission occurring prior to the time of such repeal or modification.
     10. Additional Rights. The rights conferred on the Indemnified Party by this Agreement shall not be exclusive of any other rights that the Indemnified Party may have or hereafter acquire under any statute, provision of the Corporation’s Articles of Incorporation, its bylaws, contract, vote of stockholders or disinterested directors or otherwise.
     11. Insurance. The Corporation will use its reasonable best efforts to acquire and maintain directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors of the Corporation, with the advice of counsel, covering the Indemnified Party or any claim made against the Indemnified Party for service as a director or officer of the Corporation and covering the Corporation for any indemnification or advance of expenses made by the Corporation to the Indemnified Party for any claims made against the Indemnified Party for service as a director or officer of the Corporation. Without in any way limiting any other obligation under this Agreement, the Corporation shall indemnify the Indemnified Party for any payment by the Indemnified Party arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and reasonable expenses actually and reasonably incurred by the Indemnified Party in connection with a claim or action over the coverage of any insuance referred to in the previous sentence.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

READY MIX, INC.
By:
Bradley E. Larson, Chief Executive Officer

The Indemnified Party: